Exhibit 99.3

Subject Line:  CEO Message Regarding ARIAD/Takeda Transaction Announcement

January 9, 2017

Dear colleagues,

I have important news that I want to share with you directly — we have just announced that ARIAD has entered into a definitive agreement to be acquired by Takeda Pharmaceuticals. This transaction not only allows us to accelerate ARIAD’s mission to discover, develop and deliver precision therapies to patients with rare cancers, but it also delivers immediate and meaningful value to our shareholders, many of whom are also ARIAD employees. The press release we issued is attached for your reference.

Today’s announcement is a testament to your hard work and dedication which has driven our groundbreaking therapies, our extraordinary R&D platform and the strength of our company. Together, through the milestones we have achieved with Iclusig and brigatinib, as well as the exciting progress driven by our discovery engine, we have established ARIAD as a leader in precision cancer therapies. Each of us should be proud that we are delivering innovative, life-changing therapies to patients, including those with no other treatment options available, and have done so with commitment, passion and a sense of urgency for our patients. We have worked tirelessly in the interest of our patients and I am extremely honored to be part of the ARIAD team.

I could not be happier about the partner we have found in Takeda. From a culture perspective, we are a great fit. I have had the pleasure of getting to know Takeda’s leadership team and can say with confidence that Takeda shares our commitment to innovation and research and our patient-focused approach. Takeda is a research and development-driven pharmaceutical company operating on a global scale, with more than 30,000 employees working in 70 countries around the world. While based in Japan, Takeda has offices in the United States, including right here in Cambridge where Takeda has its Global development center. Takeda’s R&D is focused on oncology, gastroenterology and central nervous system therapeutic areas, and vaccines, and Takeda is committed to bringing better health and a brighter future to patients by translating science into life-changing medicines.

ARIAD’s very complementary portfolio of therapies positions Takeda for accelerated growth, enhancing their strong position in hematology and transforming their global solid tumor franchise through the addition of Iclusig and brigatinib. I have a deep appreciation for Takeda’s global organization and track record of innovation, discovery and commercialization, as well as Takeda Oncology’s strong message “we aspire to cure cancer,” which closely aligns with our own mission. In fact, it is Takeda’s scale, resources and proven capabilities in achieving global access for oncology therapies that will help us achieve our goals with Iclusig, brigatinib, our pipeline compounds and discovery efforts even more quickly and more broadly. I am confident that you will be as impressed as I have been with the Takeda organization, capabilities, leadership and culture as we plan our bright future ahead as part of Takeda.

We will hold a Company Exchange today at 9:30 A.M. ET at our headquarters. If you are unable to attend in person, you can listen to a live broadcast by dialing 1-855-244-8681 and entering passcode 730 207 472.

I understand you may have questions about what today’s announcement means for you. We will do our best to answer what we can now and we are committed to keeping you updated on important developments throughout the process. While this announcement is exciting and significant for all of us, there is still work to be done and details to be worked out. For now, on behalf of the patients who need our medicines, I ask that you stay focused on our critical priorities and day-to-day responsibilities through the continued discovery and development efforts, selling and promotion of Iclusig and final preparations for a successful launch of brigatinib in the coming weeks.

The transaction is subject to regulatory approvals and other customary closing conditions. Until the transaction closes, which we expect to happen by end of February 2017, ARIAD and Takeda will continue to operate as two separate companies. We look forward to working closely with Takeda to ensure a smooth integration and transition for our teams.

Today’s announcement may generate interest from the media and other third parties. If you receive any outside inquiries, please do not discuss any information with them, but instead refer them to Manmeet Soni at Manmeet.Soni@ariad.com.

As I communicated going into the holidays, 2016 was a transformative year for our company and 2017 will bring more change — and greater opportunities. I want to thank you all once again for your unprecedented level of dedication and achievements in building ARIAD to the company it is today. I am extremely grateful to work with such a talented and committed team.

Sincerely,

Paris

Additional Information

The tender offer described in this letter has not yet commenced. This letter is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. At the time the tender offer is commenced, Takeda and Merger Sub intend to file with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and ARIAD intends to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Takeda, Merger Sub and ARIAD intend to mail these documents to ARIAD’s stockholders. Investors and stockholders should read those filings carefully when they become available as they will contain important information about the tender offer. Those documents may be obtained without charge at the SEC’s website at www.sec.gov. The offer to purchase and related materials may also be obtained (when available) for free by contacting the information agent for the tender offer.

Cautionary Statement Regarding Forward-Looking Statements

This letter contains forward-looking information related to Takeda, ARIAD and the proposed acquisition of ARIAD by Takeda that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Forward-looking statements in this document include, among other things, statements about the potential benefits of the proposed acquisition, anticipated earnings accretion and growth rates, Takeda’s and ARIAD’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Takeda and ARIAD, ARIAD’s products, ARIAD’s pipeline assets, and the anticipated timing of closing of the acquisition. Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions to closing the acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, including uncertainties as to how many of ARIAD’s stockholders will tender their shares in the tender offer and the possibility that the acquisition does not close; risks related to the ability to realize the anticipated benefits of the acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships; negative effects of this announcement or the consummation of the proposed acquisition on the market price of Takeda’s common stock and on Takeda’s operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; other business effects, including the effects of industry, market, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; future business combinations or disposals; the uncertainties inherent in research and development, including the ability to sustain and increase the rate of growth in revenues for ARIAD’s products despite increasing competitive, reimbursement and economic challenges; whether and when any drug applications may be filed in any jurisdictions for any indications or any additional indications for ARIAD’s products or for ARIAD’s pipeline assets; whether and when the FDA or any other applicable regulatory authorities may approve any such applications, which will depend on its assessment of the benefit-risk profile suggested by the totality of the efficacy and safety information submitted; decisions by the FDA or other regulatory authorities regarding labeling and other matters that could affect the availability or commercial potential of ARIAD’s products and ARIAD’s pipeline assets; and competitive developments. Other factors that may cause actual results to differ materially include those set forth in the reports that ARIAD files from time to time with the SEC, including its annual report on Form 10-K for the fiscal year ended December 31, 2015 and quarterly and current reports on Form 10-Q and 8-K, as well as the Tender Offer Statement on Schedule TO and other tender offer documents filed by Merger Sub and Parent.

Many of these factors are beyond ARIAD’s control.  Unless otherwise required by applicable law, ARIAD disclaims any intention or obligation to update forward-looking statements contained in these documents as the result of new information or future events or developments.